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EXHIBIT 3.1
                            CERTIFICATE OF AMENDMENT
                                     TO THE
                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                              SYMPOSIUM CORPORATION

                         Pursuant to Section 242 of the
                         General Corporation Law of the
                                State of Delaware

                  Symposium Corporation, a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

                  FIRST:   The name of the Corporation is Symposium Corporation.

                  SECOND: The Certificate of Incorporation of the Corporation was filed with the office of the Secretary of State of the State of Delaware on May 9, 1997 under the name Brack Industries, Inc. The Amended and Restated Certificate of Incorporation of the Corporation was filed with the office of the Secretary of State of the State of Delaware on October 7, 1998 under the name Symposium Telecom Corporation.

                   THIRD: The first paragraph of Article THIRD of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended so that it shall read in its entirety as follows:

                  "THIRD: 1. The authorized capital stock of the Corporation shall consist of 110,000,000 shares, of which 100,000,000 shares shall be designated Common Stock, par value $0.001 per share (the "Common Stock"), and 10,000,000 shares shall be designated Preferred Stock, par value $0.001 per share (the "Preferred Stock")."


                  FOURTH: The foregoing amendment to the Corporation's Amended and Restated Certificate of Incorporation was declared advisable by the Board of Directors of the Corporation pursuant to a resolution duly adopted on August 23, 2000, and was duly adopted in accordance with the provisions of Section 242(b) of the Delaware General Corporation Law by the vote of a majority of the stockholders of the Corporation entitled to vote thereon.

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                  IN WITNESS WHEREOF, the Corporation has caused this
Certificate to be executed this 11th day of October, 2000.



                                SYMPOSIUM CORPORATION

                                By:  /s/ Ronald Altbach
                                     Ronald Altbach
                                     Chief Executive Officer, Chairman of the
                                     Board of Directors and Secretary